Exhibit 10.26
DIRECT RESELLER ADDENDUM
TO THE MICROSOFT DIGITAL DISTRIBUTION AGREEMENT
Certain confidential information contained in this document, marked by asterisks, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the
Securities Exchange Act of 1934, as amended.
ADDENDUM SUMMARY AND SIGNATURE PAGE
This Direct Reseller Addendum (“Addendum”) to the Microsoft Digital Distribution Agreement is entered into between:
Microsoft Corporation
     A corporation organized under the laws of the State of Washington, U.S.A. (“Microsoft”)
AND
Digital River, Inc.
     A company organized under the laws of the State of Delaware, U.S.A. (“Company”)

Addendum Effective and Expiration Dates:	This Addendum commences on September 1, 2006 (the “Addendum Effective Date”) and, unless terminated earlier, expires on August 31, 2009 (the “Addendum Expiration Date”).

Purpose and Scope:	This Addendum supplements and, to the extent applicable amends, the Microsoft Operations Digital Distribution Agreement between Microsoft and Company, (“Agreement”) signed as of September 1, 2006 respect to all statements of work expressly referencing the Agreement and the Addendum. This Addendum supersedes and replaces the previous Direct Reseller Addendum that was signed concurrently with the Agreement.

The Addendum establishes the terms and conditions under which Microsoft grants Company a non-exclusive license to resell and distribute certain Microsoft Products to End-Users. It establishes the legal structure for the parties to create a business relationship under which Company will resell and distribute, as a seller of record, certain Microsoft Products to end-users.

This Addendum applies only to statements of work expressly referencing the Agreement and the Addendum. In the event of a conflict between the Agreement and this Addendum, this Addendum controls with respect to statements of work expressly referencing this Addendum.
This Addendum consists of the following:
•	This Addendum Summary and Signature Page

•	The Addendum Contact and Notices Information Page

•	The Addendum Terms and Conditions

•	Any statements of work (“SOW”) entered into under the Agreement and expressly referencing this Addendum, including the following statements of work:
•	Statement of Work: Office 2007 Digital Distribution (Expiration Date: September 1, 2006)
Microsoft and Company enter into this Addendum by signing below.

MICROSOFT CORPORATION	DIGITAL RIVER, INC.

Signature:	Signature:

Print Name:	Print Name:

Title:	Title:

Date:	Date:

*	Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

DIRECT RESELLER ADDENDUM
TO THE MICROSOFT DIGITAL DISTRIBUTION AGREEMENT
ADDENDUM CONTACT AND NOTICES INFORMATION PAGE
Address for Notices. In addition to the notices required under the Agreement, the parties must send any other communication required by this Addendum to the applicable business contact indicated in the Business Contact Information table below, in accordance with the Contact and Notices Information Page of the Agreement.
Business Contact Information

Microsoft	Company

Contact/Title: Kerry Dean	Contact/Title: Tom Venable
Address: One Microsoft Way	Address: 9625 West 76th Street
Redmond, WA, U.S.A. 98052-6399	Eden Prairie, Minnesota 55344
Phone Number: 425-707-4116	Phone Number: 952-253-1234 #8818
Fax Number: 425-936-7329	Email Address: tvenable@digitalriver.com
Email Address: Kerryd@microsoft.com

Responsible for: Office 2007	Responsible for: Office 2007

*	Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

ADDENDUM TERMS AND CONDITIONS
     1. Additional Definitions. Capitalized terms used in and not otherwise defined in this Addendum shall have the meaning given to them in the Agreement. The terms below shall have the following meanings:
          (a) “End-User” means the user and ultimate consumer of a Product or, in the event of an Upgrade, the validly licensed user of a Product and the ultimate consumer of an Upgrade.
          (b) “Price List” means the price list provided to Company by Microsoft from time to time during the term of this Addendum and any applicable SOW for applicable Products and Upgrades. [*]
          (c) “Purchase” or “sale,” as used herein, includes the authorized transfer of a Microsoft license in the ordinary course of Product distribution. Use of such terminology shall not be deemed to waive, impair or otherwise affect the Intellectual Property rights of Microsoft.
          (d) “Upgrade” means the upgraded Product set forth on the Price List that an End-User obtains through installation of certain encrypted upgrade software code in object code format provided by Microsoft and/or the purchase and application of license keys and key controls.
          (e) “Website” means Company’s digital distribution program website(s) through which End Users may purchase copies of Products or Upgrades.
     2. License Grant and Restrictions.
          (a) License Grant. For the duration of this Addendum, Microsoft grants to Company a non-exclusive, limited, non-transferable, non-assignable license to resell copies of those Products and Upgrades identified in the applicable SOW and to perform order transactions, digital downloads and fulfillment functionalities in the manner described in the Agreement, this Addendum and the applicable SOW.
          (b) Restrictions on the License and the Scope of E-Commerce Activities.
               (i) Company shall perform the E-Commerce Activities and apply its license rights under this Addendum only through websites identified in each applicable SOW (“Approved Websites”), and shall not move, delete or consolidate Approved Websites in a manner that has any material, adverse impact on the sales of Microsoft Products or Upgrades without Microsoft’s written permission.
               (ii) Company shall sell and distribute to End-Users physically located in the geographical territories designated in an applicable SOW.
     3. Development and Maintenance of Approved Websites. Company shall develop and maintain the Approved Websites in accordance with the website guidelines and requirements detailed in the applicable SOW. Microsoft must approve the content, branding, functionalities and form of Approved Websites, such approval not to be unreasonably withheld or delayed. Company shall ensure that the Approved Websites remain in compliance with all applicable laws and shall provide all notices to End-Users as required by Microsoft from time to time. For the purposes of ensuring that the Approved Websites remain in compliance with all applicable laws and regulations, Company may alter or change the approved site upon notice to Microsoft. The parties may agree on marketing materials and/or advertising materials related to the Products and Upgrades and other related programs for inclusion on the Approved Websites. Company shall remove Products and Upgrades (including any related materials and advertising) from an Approved Website immediately upon the receipt of a written notice from Microsoft, if for any reason Microsoft decides to discontinue such Product or Upgrade, or the use of the Company or Approved Website to resell such Products or Upgrades. If a Product or Upgrade sold through the Approved Website is discontinued because of (i) a change in applicable law or (ii) order of any court and/or legal action by a third party, Company shall remove the Product or Upgrade (including any related materials and advertising) as soon as possible but in any event no later than five (5) calendar days after receipt of notice from Microsoft.
     4. No Modifications of Products or Materials. For the duration of the Agreement and this Addendum, Company shall not decompile, disassemble or reverse engineer any Materials, Products or Upgrades (except and only to the extent

*	Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

applicable law expressly permits, despite this limitation). Additionally, Company shall not modify, alter, tamper with or reduce the content of any Materials, Products, Upgrades or accompanying documentation in any way.
     5. End-User License Agreement. Company shall provide End-Users Microsoft End-User License Agreement for the Products or Upgrades (in the form specified by Microsoft in writing and updated by Microsoft from time to time at its sole discretion) to be provided with the applicable Products or Upgrades which govern the End-User’s use and license of the Products or Upgrades. Company shall not enter into any agreement with an End-User that contains terms that conflict with, vary or modify the terms and conditions of the End-User License Agreement.
     6. Additional Privacy and Personal Information Requirements.
          (a) Collection and Use of Personal Information. Company shall comply with Section 7 of the Agreement with respect to the collection and use of all Personal Information collected by Company through the Approved Websites. [*]
          (b) Privacy Notices. All Approved Websites must contain clear and conspicuous privacy notices relating to the collection and use of Personal Information and must, unless otherwise specified in an applicable SOW, comply, at a minimum, with all relevant guidelines contained at http://members.microsoft.com/vendorguide or otherwise provided by Microsoft (as specified in Section 7 of the Agreement). The privacy notices shall clearly specify that all Personal Information collected through the Approved Websites and related to the Agreement, this Addendum and any applicable SOW will be shared with Microsoft except as set forth in the following section.
          (c) Personal Information and Data Ownership Rights and Disclosure. [*] However, Company, as the seller and merchant of record, shall solely own any payment information provided by Customers, including credit card information. Company shall provide Microsoft, to the extent necessary, access by Microsoft agents, Microsoft vendors, or other Microsoft-designated party to such payment information in order to enable Microsoft or its vendors or agents to provide additional support and service to Customers. [*] Microsoft acknowledges that it will handle such Personal Information in compliance with any applicable laws. Except as expressly amended in this Section, Company’s obligations under the Agreement with respect to Personal Information shall remain unaffected.
          (d) Solicitation of Personal Information. Company may post language on the checkout page of the Approved Websites, providing each End-User with an opportunity to elect to receive solicitations from Microsoft or from Company only if Company’s solicitation is on Microsoft’s behalf.
     7. Warranties to End-Users. Microsoft warrants the Products and Upgrades to End-Users pursuant to the written limited warranty document or End-Users License Agreement Terms accompanying the Products or Upgrades. Microsoft shall provide all End-Users technical support related to the use of the Products or Upgrades.
     8. Customer Service for End-Users. Company will provide customer service to End-Users relating to the Products or Upgrades purchase process and delivery transaction as set forth in the applicable SOW.
     9. End-User Recovery Process. Company will (1) accept recovery requests from End-Users via the Approved Websites, (2) collect the required recovery information and (3) process the recovery of the Products or Upgrades or any digital component associated with them as specified in the applicable SOW.
     10. Electronic Proof of Purchase. Company will provide an End-User with an electronic proof-of-purchase confirmation for each completed purchase transaction on an Approved Website.
     11. Physical and Digital Fulfillment. When requested to do so in an applicable SOW, Company shall provide End-Users with the necessary physical media and component provided for in the applicable SOW. Additionally, Company shall provide End-Users electronically digital components (e.g., digital license keys, control numbers, etc.) associated with the Products in accordance with the requirements set forth in the applicable SOW.
     12. Inventory Management. Except as expressly stated in this Section 12, the management and ownership right of Inventory obtained, created or developed under this Addendum and an applicable SOW, while in the Company’s possession and under its control, shall be governed by the Inventory Management and Terms and Conditions set forth in the Agreement. Notwithstanding any terms to the contrary in the Inventory Management Terms and Conditions, rights, title

*	Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

and interest in each copy of the Products or Upgrades sold to End-Users transfer to Company immediately upon Company’s processing of the final payment by End-User and before the applicable copy or Upgrade and any related components and media is delivered to the End-User. As between Company and the End-User, and with respect to physical media and components shipped to End-Users located outside of the United States from locations within the United States, title shall transfer from Company to End-User upon delivery to the End-User. With respect to physical media and components shipped to End-Users located within the United States, title shall transfer from Company to End-Users upon delivery to the logistics carrier.
     13. Pricing to End-Users. For copies of the Products and Upgrades sold, licensed and delivered pursuant to this Addendum and the applicable SOW, Company is the reseller of such copies or Upgrades and, therefore, Company shall determine the price for selling each copy of the Products or Upgrades to End Users in its sole discretion. Estimated Retail Prices provided in an applicable SOW are for guidance only, and are not binding on Company. For each physical component request from an End-User who has lost or misplaced the original physical component, Company may charge the End-User the shipping and handling costs related to the physical delivery in amounts to be agreed upon between Microsoft and Company. All Company’s prices to End-Users shall be in the currencies specified by Microsoft in the applicable SOW. Company may not otherwise charge any End-User for the physical delivery, except with Microsoft’s prior written consent.
     14. Collection from End-Users. Company shall be solely responsible for the collection of any amounts due from End-Users for the resale, licensing and delivery of each copy of the Product or Upgrade. [*]
     15. Reporting; Invoicing by Microsoft.
          (a) Invoicing by Microsoft. Microsoft, or one of its Affiliates or agents, will invoice Company for the sale of Products and Upgrades and for the amounts due to Microsoft at the frequency and in the manner specified in the SOW.
          (b) Sales Reports. Company shall submit to Microsoft on the schedule set forth in the applicable SOW [*] a report detailing the sales, distributions and deliveries made by Company of applicable Products and Upgrades during the preceding month (“Sales Report”) in a form and in the manner described in each applicable SOW.
          (c) Payment Terms by Company and Remittance. Except for Disputed Invoices (as defined below), Company shall pay all invoices to Microsoft within forty-five (45) calendar days from the date of the invoice. Company shall remit all amounts due to Microsoft in accordance with the remittance instructions provided by Microsoft in the applicable SOW or in writing by Microsoft.
          (d) Determining Applicable Price. For the purpose of any sales made under any applicable SOW created under this Addendum, Company shall purchase the Product at the applicable amount at the moment the sale is made, pursuant to the applicable SOW for such sale.
          (e) Currency. Payment by Company to Microsoft shall be in the currency(ies) specified in the applicable SOW or the then-current Price List. Payments by Microsoft to Company shall be in the currency(ies) specified in the applicable SOW.
          (f) Invoice Disputes. Company may dispute an invoice, in good faith, within thirty (30) calendar days from the date of the invoice (“Disputed Invoices”). Microsoft and Company will work together in good faith to resolve any disputes as soon as reasonably possible. Upon resolution of the dispute, Company shall remit the amount owed within ten (10) calendar days from date of the resolution of the dispute, if the Company is deemed to owe the disputed amount to Microsoft.
     16. Payments by Company to Microsoft. Microsoft shall invoice and collect from Company the amount set forth on the then-current Price List for each copy of a Product or Upgrade purchased by an End-User via the Approved Website.
     17. [*]

*	Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

     18. Records and Audit. In accordance with and subject to Section 6 of the Agreement, Company shall maintain proper books and records with respect to the sales, distribution and delivery of copies of Products and Upgrades and Microsoft shall have the right to audit such books and records.
     19. Taxes. With regard to Company’s obligation to collect transaction taxes from End-Users, Company is ultimately responsible for the collection and remittance of all taxes from End-Users and all taxes on those amounts which are its obligation by the operation of law. Company shall pay all applicable value-added, sales and use taxes and other taxes levied on Company by a duly constituted and authorized taxing authority on the software and services provided under this Addendum and any applicable SOW with respect to the resale of Products and Upgrades to End-Users, or any transaction related thereto in each country in which the services and/or property are being provided or in which the transactions contemplated hereunder are otherwise subject to tax, regardless of the method of delivery. Nothing in this Section alters or amends, the tax obligations and rights of either Microsoft or Company set forth in the Agreement. However, in no event shall Company be responsible for any transaction tax imposed on any sale made by the Company where the incidence of the tax is on Microsoft.
     20. Effect of Termination. Upon termination or expiration of the Agreement or this Addendum, and in addition to the rights and obligations set forth in the Agreement with respect to termination and expiration, all rights granted to Company under this Addendum shall immediately cease. Additionally, Company shall immediately cease all activity relating to this Addendum and any applicable SOW. Company shall either (a) remove the Approved Website and any related links from the Internet, or (b) post a notice to all Approved Website visitors stating that Company is no longer authorized to resell the applicable Products. Microsoft may also redirect End-Users to an alternative website. If Company receives any End-User customer support requests after the date of termination or expiration, Company shall forward the requests to the Microsoft or a third party designated by Microsoft. Company must pay any amounts due to Microsoft within sixty (60) calendar days of termination or expiration.
     21. Entire Agreement. Upon execution by both parties, this Addendum (including Exhibits and SOWs referenced on the Addendum Summary and Signature Page, attached to this Addendum, or signed by the parties and expressly made a part of this Addendum) and the Agreement (including all terms and conditions, policies and procedures, Exhibits and SOWs referenced on the Agreement Summary and Signature Page, attached to the Agreement, or signed by the parties and expressly made a part of the Agreement) supersedes all prior and contemporaneous communications, whether written or oral, regarding the matters agreed to herein. This Addendum does not replace any separate written license agreement between Microsoft and the Company or the Digital Distribution Services Agreement dated January 1, 2006 between the parties. Except as otherwise expressly provided, in the event of an irreconcilable conflict between this Addendum and the Agreement, this Addendum controls with respect to any SOW expressly referencing this Addendum. In the event of a conflict between this Addendum and any SOW created hereunder, the provisions of the SOW with respect to such conflicting provision shall control over this Addendum, provided, however, that such conflicting provisions expressly reference the specific Section in the Addendum that the parties intend to amend or supersede AND the SOW is first approved in writing by Microsoft Legal & Corporate Affairs (“LCA”), such approval to be manifested by the affixation of LCA’s stamp approving the version of the SOW actually signed by Microsoft. In the event such LCA approval is not secured and the conflicting provision does not reference this Addendum, the provisions of this Addendum shall control and the provisions contained in the SOW shall be voidable at Microsoft’s election.
     22. No Further Amendment. Except as expressly modified by this Addendum, the Agreement shall remain unmodified and in full force and effect.
END OF ADDENDUM TERMS AND CONDITIONS

*	Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.